                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G
                                (Amendment No. 3)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                         Waddell & Reed Financial, Inc.
             -------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, Par Value $.01 Per Share
             -------------------------------------------------------
                         (Title of Class of Securities)

                                    930059100
             -------------------------------------------------------
                                 (CUSIP Number)

---------------------                                      ---------------------
CUSIP No. 930059100                  13G/A                  Page 2 of 10 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Highfields Capital Management LP
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                5.   SOLE VOTING POWER
                                       4,307,574
            NUMBER OF           ------------------------------------------------
             SHARES             6.   SHARED VOTING POWER
          BENEFICIALLY                 -0-
            OWNED BY            ------------------------------------------------
              EACH              7.   SOLE DISPOSITIVE POWER
            REPORTING                  4,307,574
             PERSON             ------------------------------------------------
              WITH              8.   SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,307,574
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [_]
     CERTAIN SHARES
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP No. 930059100                  13G/A                  Page 3 of 10 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Highfields GP LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                5.   SOLE VOTING POWER
                                       4,307,574
            NUMBER OF           ------------------------------------------------
             SHARES             6.   SHARED VOTING POWER
          BENEFICIALLY                 -0-
            OWNED BY            ------------------------------------------------
              EACH              7.   SOLE DISPOSITIVE POWER
            REPORTING                  4,307,574
             PERSON             ------------------------------------------------
              WITH              8.   SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,307,574
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [_]
     CERTAIN SHARES
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP No. 930059100                  13G/A                  Page 4 of 10 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Jonathon S. Jacobson
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                                5.   SOLE VOTING POWER
                                       4,307,574
            NUMBER OF           ------------------------------------------------
             SHARES             6.   SHARED VOTING POWER
          BENEFICIALLY                 -0-
            OWNED BY            ------------------------------------------------
              EACH              7.   SOLE DISPOSITIVE POWER
            REPORTING                  4,307,574
             PERSON             ------------------------------------------------
              WITH              8.   SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,307,574
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [_]
     CERTAIN SHARES
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP No. 930059100                  13G/A                  Page 5 of 10 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Richard L. Grubman
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [_]

                                                               (b)   [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                                5.   SOLE VOTING POWER
                                       4,307,574
            NUMBER OF           ------------------------------------------------
             SHARES             6.   SHARED VOTING POWER
          BENEFICIALLY                 -0-
            OWNED BY            ------------------------------------------------
              EACH              7.   SOLE DISPOSITIVE POWER
            REPORTING                  4,307,574
             PERSON             ------------------------------------------------
              WITH              8.   SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,307,574
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [_]
     CERTAIN SHARES
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP No. 930059100                  13G/A                  Page 6 of 10 Pages
---------------------                                      ---------------------


This Amendment No. 3 to Schedule 13G ("Amendment No. 3") amends and supplements the statements on Schedule 13G originally filed on March 3, 1999 and October 20, 1999, as amended by Amendment No. 1 filed on February 14, 2000 and Amendment No. 2 filed on February 14, 2001, with respect to the shares of Class B Common Stock, par value $.01 per share (the "Class B Shares"), of Waddell & Reed Financial, Inc. (the "Issuer"). Pursuant to stockholder approval, as of the close of business on April 30, 2001, the Issuer effected a combination of its two classes of common stock into a single class, reclassifying all of its Class B Shares into shares of its Class A Common Stock, par value $.01 per share (the "Class A Shares"), on a one-for-one basis. Accordingly, this Amendment No. 3 reflects the CUSIP Number of the Class A Shares into which the Class B Shares were converted.


Item 1(a).        Name of Issuer:

                  Waddell & Reed Financial, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  6300 Lamar Avenue, Overland Park, Kansas 66202

Item 2(a).        Name of Person Filing:

                  This statement is being filed by the following persons with respect to the shares of Class A common stock of the Issuer ("common stock") directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

                  (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

                  (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

                  (iii) Jonathon S. Jacobson, a Managing Member of Highfields
                        GP, and

                  (iv)  Richard L. Grubman, a Managing Member of Highfields GP.

                  Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  Address for Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:
                  c/o Highfields Capital Management
                  200 Clarendon Street
                  Boston, Massachusetts 02116

---------------------                                      ---------------------
CUSIP No. 930059100                  13G/A                  Page 7 of 10 Pages
---------------------                                      ---------------------

Item 2(c).        Citizenship:

                  Highfields Capital Management - Delaware

                  Highfields GP - Delaware

                  Jonathon S. Jacobson - United States

                  Richard L. Grubman - United States

Item 2(d).        Title of Class of Securities:

                  Class A Common Stock, par value $.01 per share

Item 2(e).        CUSIP Number:

                  930059100

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  (a)  [_]  Broker or dealer registered under Section 15 of the
                            Exchange Act.

                  (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange
                            Act.

                  (c)  [_]  Insurance company as defined in Section 3(a)(19)
                            of the Exchange Act.

                  (d)  [_]  Investment company registered under Section 8 of the Investment Company Act.

                  (e)  [_]  An investment adviser in accordance with Rule
                            13d-1(b)(1)(ii)(E);

                  (f)  [_]  An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g)  [_]  A parent holding company or control person in
                            accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h)  [_]  A savings association as defined in Section 3(b)
                            of the Federal Deposit Insurance Act;

                  (i)  [_]  A church plan that is excluded from the definition of an investment company under Section
                            3(c)(14) of the Investment Company Act;

                  (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

---------------------                                      ---------------------
CUSIP No. 930059100                  13G/A                  Page 8 of 10 Pages
---------------------                                      ---------------------

Item 4.           Ownership.

                  Provide the following information regarding the aggregate number of and percentage of the class of securities of the Issuer identified in Item 1.

                  For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

                  (a)   Amount beneficially owned:

                        4,307,574 shares of Common Stock

                  (b)   Percent of class:

                        5.4%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote 4,307,574

                        (ii)  Shared power to vote or to direct the vote --0--

                        (iii) Sole power to dispose or to direct the disposition
                              of 4,307,574

                        (iv) Shared power to dispose or to direct the disposition of --0--

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  The shares to which this filing by Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman relates are beneficially owned by the Funds, each of which has the power to direct the dividends from or the proceeds of the sale of the shares owned by such Funds. Highfields Capital Management serves as the Investment Manager to each of the Funds. None of the Funds individually owns more than five percent of the shares of common stock of the Issuer.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

---------------------                                      ---------------------
CUSIP No. 930059100                  13G/A                  Page 9 of 10 Pages
---------------------                                      ---------------------

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------                                      ---------------------
CUSIP No. 930059100                  13G/A                  Page 10 of 10 Pages
---------------------                                      ---------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    February 14, 2002
                                    -----------------
                                    Date

                                    HIGHFIELDS CAPITAL MANAGEMENT LP

                                    By: Highfields GP LLC, its General Partner

                                    /s/ Kenneth H. Colburn
                                    --------------------------------------------
                                            Signature

                                    Kenneth H. Colburn, Authorized Signatory
                                    --------------------------------------------
                                            Name/Title

                                    HIGHFIELDS GP LLC

                                    /s/ Kenneth H. Colburn
                                    --------------------------------------------
                                            Signature

                                    Kenneth H. Colburn, Authorized Signatory
                                    --------------------------------------------
                                            Name/Title

                                    JONATHON S. JACOBSON

                                    /s/ Kenneth H. Colburn
                                    --------------------------------------------
                                            Signature

                                    Kenneth H. Colburn, Attorney-in-Fact
                                    --------------------------------------------
                                            Name/Title

                                    RICHARD L. GRUBMAN

                                    /s/ Kenneth H. Colburn
                                    --------------------------------------------
                                            Signature

                                    Kenneth H. Colburn, Attorney-in-Fact
                                    --------------------------------------------
                                            Name/Title